EXHIBIT 10.20

August 7, 2008

John Markovich
410 Corto Lane, Suite I
San Clemente, CA  92672

Dear John:

It is a pleasure to extend this offer to join EMCORE as our Chief Financial Officer (CFO) in our Alhambra, California facility, reporting to Chief Executive Officer, Dr. Hong Hou. Your estimated start date will be Monday, August 18, 2008.  Your bi-weekly salary will be $11,538.46, which when annualized is equivalent to $300,000.00.

Bonus Plan. You will be eligible to participate in the FY 2009 EMCORE Bonus Plan. Your bonus target is 50% of your base salary and will be based upon Company-wide performance parameters, as well as individual performance, as determined by EMCORE.  Additionally, you must be an employee in good standing on the date EMCORE pays the bonus under the Plan in order to qualify for the bonus.

Relocation.  Prior to your start date, we have also agreed to cover the relocation costs associated with moving some household goods and one (1) vehicle to Albuquerque, New Mexico.  In addition, EMCORE will provide you with a one-time relocation bonus of $4,000 for incidentals.

Stock Option Grant Exception.  Upon approval by the Compensation Committee of the Board of Directors, you will be granted 475,000 stock options under an Incentive Stock Option Agreement, which will entitle you to purchase EMCORE stock.  These options will be priced at the fair market value (as defined in the EMCORE Corporation 2000 Stock Option Plan) on the date on which you begin employment.  Shortly after Committee approval, you will also receive your formal Incentive Stock Option Agreement (the "Agreement").  Your stock options vest over five years with the first options vesting on the one-year anniversary of your employment commencement date and equal amounts thereafter on each subsequent anniversary.  The options will expire after the tenth anniversary of your employment commencement date.  The terms of your options, including terms of exercise and expiration, are governed by the EMCORE Corporation 2000 Stock Option Plan (the “Plan”), the Agreement, as well as any Option Grant Policy that may be in effect at the time of Board approval.  Copies of the Plan, prospectus, and form Agreement are included in your offer materials, and the general description above is qualified in all respects by the terms of the Plan and Agreement.  If you have any questions about our stock option program, please contact me.

In addition to this new hire grant, EMCORE has agreed to recommend to the Compensation Committee of the Board of Directors that you be granted one additional retention grant of 125,000, to be granted during the second calendar quarter 2010.  Upon approval of the Compensation Committee, this grant will be awarded and priced on the date of grant.  Additionally, you must be an employee in good standing on the date Compensation Committee considers this grant.  This additional grant will vest over four years, with the first options vesting on the one-year anniversary of the grant date and equal amounts thereafter on each anniversary.  The options will expire after the tenth anniversary of the Board’s approval of the grant.  The terms of your options, including terms of exercise and expiration, are governed by the Plan, the Agreement as well as any Option Grant Policy that may be in effect at the time of Compensation Committee approval.

Employee Benefits. EMCORE offers employees and their eligible dependants group medical, dental and vision insurance benefits, which will be effective the first day of the month following your hire date.  The premium cost for these benefits is shared by the employees and EMCORE.

Paid Time Off and Holidays.  EMCORE does not limit PTO for its executives.  EMCORE observes ten (10) paid holidays per calendar year.  Nine (9) of the Company observed holidays are the same each year with one (1) “floating” holiday that is determined by the Company annually.

Orientation.  On your first day beginning at 7:30 a.m., you will participate in EMCORE’s New Employee Orientation.  Please bring appropriate documentation for the completion of your new hire forms, including proof that you are eligible to work in the United States.

At-Will Employment.  This offer should not be construed as a guarantee of employment for any specific duration.   All employees of EMCORE are employed on an at-will basis.  Furthermore, both parties agree that continued employment is contingent upon the employee's receipt of a satisfactory performance evaluation, which will be conducted by the manager at the end of 90 days.   If, after 90 days of employment, your performance is rated as "below expectations" your employment with EMCORE will be terminated.

This offer is contingent upon your satisfactory completion of all facets of EMCORE’s employment process, including a pre-employment physical, drug screening, background check, and your acknowledgement that there are no legal restrictions to your employment at EMCORE, as well as to your election to the position of Chief Financial Officer by our Board of Directors at their meeting on August 7, 2008, which management will recommend to the Board.

Additionally, the offer is also contingent upon your signing EMCORE’s Confidentiality and Invention Assignment Agreement as well our Code of Business and Ethics Policy, which are enclosed for your review.   Please bring both signed documents to EMCORE on your first day of work.

I would appreciate your consideration of our offer and ask that you advise me of your decision by August 8, 2008.  Should you decide to accept our offer, please indicate your acceptance by signing in the space provided.  If not signing the offer letter in person, you may also return to me either by fax at (626) 293-3424, or to our mailing address, 2015 West Chestnut Street, Alhambra, CA  91803.

We believe EMCORE is an outstanding organization and believe you will become a valuable, enthusiastic member of our team.  If you have any questions regarding EMCORE or any aspects of this offer, please feel free to contact me at (626) 222-4745.

Sincerely,

EMCORE CORPORATION

/s/ Monica Van Berkel

Monica D. Van Berkel
Vice President, Business Management

OFFER ACCEPTANCE:

I, John M. Markovich, understand and accept the provisions of this employment offer as set forth above.  Furthermore, I acknowledge that there are no legal restrictions to my employment at EMCORE.

/s/ John M. Markovich
August 18, 2008
Signature	Actual Start Date